UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

                    Under the Securities Exchange Act of 1934
                              (Amendment No. 1)(1)

                          INNOVATIVE TECH SYSTEMS, INC
              ----------------------------------------------------
                                (Name of Issuer)


                                 ORDINARY SHARES
              ----------------------------------------------------
                         (Title of Class of Securities)


                                    45764LY01
              ----------------------------------------------------
                                 (CUSIP Number)


     (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 45764LY01
--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      DI SILVESTRI ASSET MANAGEMENT, LLC
      EIN# 06-1474873
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2     Check the Appropriate Box If a Member of a Group
                                                                         a. |_|
                                                                         b. |_|
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3     SEC Use Only

--------------------------------------------------------------------------------
4     Citizenship or Place of Organization

      CONNECTICUT, USA
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                  5     Sole Voting Power
  Number of
   Shares               903,571
Beneficially            --------------------------------------------------------
  Owned By        6     Shared Voting Power
    Each
  Reporting
   Person               --------------------------------------------------------
    With          7     Sole Dispositive Power

                        903,571
                        --------------------------------------------------------
                  8     Shared Dispositive Power


                        --------------------------------------------------------

--------------------------------------------------------------------------------
9     Aggregate Amount Beneficially Owned by Each Reporting Person

      903,571
--------------------------------------------------------------------------------
10    Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares  |_|


--------------------------------------------------------------------------------
11    Percent of Class Represented By Amount in Row (9)


--------------------------------------------------------------------------------
12    Type of Reporting Person

      IV
--------------------------------------------------------------------------------


                    SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G

Item 1. (a) Name of Issuer:
            INNOVATIVE TECH SYSTEMS, INC.

Item 1. (b) Address of Issuer's Principal Executive Offices:
            444 JACKSONVILLE ROAD, SUITE 200
            WARMINSTER, PA 18974

Item 2. (a) Name of Person Filing:
            DI SILVESTRI ASSET MANAGEMENT, LLC

Item 2. (b) Address of Principal Business Office:
            ONE LANDMARK SQUARE, 9TH FLOOR
            STAMFORD, CT 06901

Item 2. (c) Citizenship:
            USA

Item 2. (d) Title of Classes of Securities:
            ORDINARY SHARES

Item 2. (e) CUSIP Number:
            45764L YO1

Item 3.     The person is filing as a:
            INVESTMENT COMPANY REGISTERED UNDER SECTION 8 OF THE INVESTMENT COMPANY ACT OF 1940 (15 U.S.C. 80A-8).

Item 4.     Ownership
        (a) Amount beneficially owned:                                   903,571
        (b) Percent of class:                                            7.89%
        (c) Number of shares as to which the person has:
            (i)   Sole power to vote or to direct the vote               903,571
            (ii)  Shared power to vote or to direct the vote             N/A
            (iii) Sole power to dispose or to direct the disposition of  903,571
            (iv)  Shared power to dispose or to direct the disposition of N/A

Item 5.     Ownership of Five Percent or Less of a Class
            N/A

Item 6. Ownership of More than Five Percent on Behalf of Another Person THE SHARES ARE HELD WITHIN THE FUND MANAGED BY DI SILVESTRI ASSET MANAGEMENT, AN INVESTMENT MANAGEMENT COMPANY.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being reported on By the Parent Holding Company
            N/A

Item 8.     Identification and Classification of Members of the Group
            N/A

Item 9.     Notice of Dissolution of Group
            N/A

Item 10.    Certification

By signing below i certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.